Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 20, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.048012 per unit, payable on February 14, 2017, to unit holders of record on January 31, 2017.

This month’s distribution decreased from the previous month due to a decrease in the net production of oil and gas for the Waddell Ranch properties, along with a decrease in the pricing of oil and gas production. The Waddell Ranch Properties contributed $1,429,041.08 to this month’s distribution. The Texas Royalty Properties had a decrease in oil and gas production, along with a decrease in pricing of oil and gas production. The Texas Royalty Properties contributed $930,735 to this month’s distribution. Capital expenditures on the Waddell Ranch continue to be lower than previous months, with it being mostly facility projects for the remainder of the year.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 65,759 barrels of oil and 365,506 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 26,633 barrels of oil and 149,015 Mcf of gas. The average price for oil was $42.35 per bbl and for gas was $2.45 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,678,797. Deducted from these would be the Lease Operating Expense (LOE) of $1,274,398, taxes of $344,919 and Capital Expenditures (CAPEX) of $154,092 totaling $1,773,409 resulting in a Net Profit of $1,905,388 for the month of December. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,429,041 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	65,759	365,506	26,633	149,015	*	$42.35	$2.45	**
Texas Royalties	23,854	26,940	22,662	25,593	*	$43.85	$5.07	**

Prior Month
Waddell Ranch	67,819	401,193	30,273	179,643	*	$45.12	$2.93	**
Texas Royalties	24,833	31,732	23,591	30,145	*	$43.68	$4.47	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,854 barrels of oil and 26,940 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 22,662 barrels of oil and 25,593 Mcf of gas. The average price for oil was $43.85 per bbl and for gas was $5.07 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,182,539. Deducted from these would be taxes totaling $202,818 resulting in a Net Profit of $979,721 for the month of

December. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $930,735 to this month’s distribution.

General and Administrative Expenses deducted for the month were $122,608 resulting in a distribution of $2,237,788 to 46,608,796 units outstanding, or $0.048012 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2016 tax information packets are expected to begin mailing directly to unitholders in early March 2017. A copy of Permian’s 2016 tax information booklet is expected to be posted on Permian’s website by March 1, 2017. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by the end of February for 2016 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper, Senior Vice President
Southwest Bank, Trustee, Toll Free – 1.855.588.7839